Exhibit 10.18

CONFIDENTIAL

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].”

MANUFACTURING SERVICES AGREEMENT

between

JABIL CIRCUIT, INC.

and

TILE INC.

INDEX

SECTION 2. LIST OF SCHEDULES		4

SECTION 3. BUILD SCHEDULE FORECASTS		4

SECTION 4. MANUFACTURING SERVICES		4

4.1.	Testing	4

4.2.	Packaging and Shipping	4

4.3.	Items to be Supplied by Company	5

4.4.	Items to be Supplied by Jabil	5

4.5.	Company Inspection	5

4.6.	Materials Procurement	5

4.7.	Equitable Adjustment	5

4.8.	Materials Declaration	5

4.9.	Product Evaluation	6

SECTION 5. WARRANTY & REMEDY		6

5.1.	Jabil Warranty	6

5.2.	Repair or Replacement of, or Refund for, Defective Product	6

5.3.	Limitation of Warranty	7

5.4.	ECO Upgrade	7

5.5.	Epidemic Failure	7

SECTION 6. LIMITATION OF DAMAGES		8

SECTION 7. DELIVERY, RISK OF LOSS AND PAYMENT TERMS		8

7.1.	Payment	8

7.2.	NRE	8

7.3.	Taxes	8

7.4.	Foreign Currency	9

SECTION 8. IMPORT AND EXPORT		9

SECTION 9. DESIGN OR REPAIR SERVICES; US GOVERNMENT CONTRACTS		10

SECTION 10. CHANGE ORDERS, RESCHEDULING AND CANCELLATION, SAFETY STOCK		10

10.1.	Changes to Manufacturing Services, Packaging and Shipping Specifications and Test Procedures	10

10.2.	Production Increases	10

10.3.	Product Configuration Changes and Engineering Changes	10

10.4.	Treatment of Obsolete/End-of-Life Material	11

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

SCHEDULES:

SCHEDULES 1 – STATEMENT OF WORK AND/OR SPECIFICATIONS

iii

CONFIDENTIAL

MANUFACTURING SERVICES AGREEMENT

This Manufacturing Agreement (“Agreement”) is entered into by and between Jabil Circuit, Inc., a Delaware corporation, having offices at 10560 Dr. M.L. King Jr. Street North St. Petersburg, Florida 33716 and Jabil Circuit (Singapore) Pte. Ltd. (“Jabil Singapore”) having its principal place of business at 16 Tampines Crescent, Singapore 528604 (collectively referred to as “Jabil”), and Tile, Inc. a Delaware corporation (“Company”), having its principal place of business at 2121 S El Camino Real Suite 900, San Mateo, California 94403. Jabil and Company are referred to herein as “Party” or “Parties”.

RECITALS

A. Jabil is in the business of designing, developing, manufacturing, testing, configuring, assembling, packaging and shipping electronic assemblies and systems.

B. Company is in the business of designing, developing, distributing, marketing and selling products containing electronic assemblies and systems.

C. Whereas, the Parties desire that Jabil manufacture, test, configure, assemble, package and/or ship certain electronic assemblies and systems pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

TERMS

1. Definitions. In addition to terms defined elsewhere in this Agreement, the capitalized terms set forth below shall have the following meaning:

1.1. “Affiliate” means with respect to a Person, any other Person which directly or indirectly controls, or is controlled by, or is under common control with, the specified Person. For purposes of the preceding sentence, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, or direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, 50% or more of the outstanding shares of any class of capital stock of such Person (or in the case of a Person that is not a corporation, 50% or more of any class of equity interest).

1.2. “Build Schedule” means a manufacturing schedule provided to Jabil by Company in writing which specifies the Product to be manufactured, including the quantity of each Product, its description and part number, shipping instructions and requested delivery date.

1.3. “Build Schedule Forecast” means the monthly forecast provided to Jabil by Company, in writing, of quantity requirements of each Product that Company anticipates requiring during the next twelve (12) month period.

1.4. “Commercially Reasonable Efforts” means diligent, good-faith efforts that would be deemed both commercially practicable and reasonably financially prudent after having taken into account all relevant commercial considerations. Relevant commercial considerations shall be deemed to include, without limitation: (1) all pertinent facts and circumstances; (2) financial costs; (3) resource availability and impact; (4) probability of success; and (5) other commercial practicalities.

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1.5. “Components” means those components, parts or materials to be incorporated into the Product.

1.6. “EDI” shall mean electronic data interchange.

1.7. “Effective Date” shall mean the date upon which the terms and conditions of this Agreement shall become effective by and between the Parties. The Parties have agreed that the Effective Date of this Agreement shall be the 8th day of March, 2017.

1.8. “Epidemic Failure” shall mean the repeat of the same or substantially same failure of a Product caused by a Defect and not due to normal wear and tear and which is present in at least five percent (5%) (with a minimum of 100 failures) of consecutively delivered Products shipped to Company over a rolling ninety (90) day period within the Warranty Period.

1.9. “Fee and Price Schedule” shall mean the prices and fees set forth Schedule 1.

1.10. “FCA” means Free Carrier at Supplier’s facility per INCOTERMS 2010. For FCA terms, Jabil will utilize the carriers or forwarder provided in Company’s shipping guidelines for the transit from Jabil’s facility to the Company’s receiving dock.

1.11. “including” shall be defined to have the meaning “including, without limitation.”

1.12. “in writing” shall mean written documents, EDI with phone confirmation, verified faxes and successfully transmitted e-mails.

1.13. “Jabil Circuit, Inc.” and “Jabil” shall be defined to include any Jabil Subsidiary.

1.14. “Jabil Created Intellectual Property” means any discoveries, inventions, technical information, procedures, manufacturing, testing, assembly or other processes, software, firmware, technology, know-how or other intellectual property rights newly created or developed, and reduced to practice by or for Jabil in (i) preparing any Product provided pursuant to this Agreement, or (ii) performing the Manufacturing Services or any other work provided pursuant to this Agreement; but shall not include any Jabil Existing Intellectual Property or Jabil Manufacturing Process.

1.15. “Jabil Existing Intellectual Property” means any discoveries, inventions, technical information, procedures, manufacturing or other processes, software, firmware, technology, know-how or other intellectual property rights owned or developed by Jabil outside of this Agreement or owned or controlled by Jabil prior to the execution of this Agreement that are used by Jabil in creating, or are embodied within, any Product, the Manufacturing Services or other work performed under this Agreement and all improvements, modifications or enhancements to the foregoing made by or on behalf of Jabil.

1.16. “Jabil Intellectual Property” shall mean both Jabil Created Intellectual Property and Jabil Existing Intellectual Property and Jabil Manufacturing Process collectively.

1.17. “Jabil Manufacturing Process” means Jabil’s methods and processes employed to manufacture, test, configure and/or assemble Product manufactured for Company pursuant to the terms of this Agreement and all improvements, modifications or enhancements to the foregoing made by or on behalf of Jabil.

1.18. “Lead-time” means the mutually agreed upon minimum amount of time in advance of shipment that Jabil must receive a Build Schedule in order to deliver Product by the requested delivery date.

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CONFIDENTIAL

1.19. “Loaned Equipment” means capital equipment (including tools) which is loaned to Jabil by or on behalf of Company to be used by Jabil to perform the Manufacturing Services and includes all equipment, tools and fixtures purchased specifically for Company, by Jabil, to perform the Manufacturing Services and that are paid for in full by Company.

1.20. “Manufacturing Services” means the services performed by Jabil hereunder which shall include but not be limited to manufacturing, testing, configuring, assembling, packaging and/or shipping of the Product, including any Additional Services, all in accordance with the Specifications.

1.21. “Materials Declaration Requirements” means any requirements, obligations, standards, duties or responsibilities pursuant to any environmental, product composition, ecodesign (Directive 2009/125/EC), energy use, energy efficiency and/or materials declaration laws, directives, or regulations, including international laws and treaties regarding such subject matter; and any regulations, interpretive guidance or enforcement policies related to any of the foregoing, including for example: Directive 2002/95/EC and Directive 2011/65/EU of the European Parliament and of the Council of 27 January 2003 on the restriction of the use of certain hazardous substances in electrical and electronic equipment (“RoHS”), Directive 2012/19/EU of the European Parliament and of the Council of 27 January 2003 on waste electrical and electronic equipment (“WEEE”), Directive 2009/15/EC of the European Parliament and of the Council of 2l October 2009 establishing a framework for the setting or ecodesign requirements for energy-related products (and applicable implementing measures thereunder) and European Union Member State implementations of the foregoing, or similar laws in Switzerland or the European Economic Area; Regulation (EC) No. 1907/2006 of the European Parliament and of the Council of 18 December 2006 concerning the Registration, Evaluation, Authorization and Restriction of Chemicals (“REACH”); the People’s Republic of China (PRC) Measures for the Administration of the Control of Pollution by Electronic Information Products (*************) promulgated on February 28, 2006 (including any pre-market certification (“CCC mark”) requirements thereunder and including relevant standards adopted by the PRC Ministry of Information Industry or other applicable PRC authority); PRC General Administration of Quality Supervision, Inspection and Quarantine’s Circular 441 (2006); Japanese Industrial Standard, C0950:2005; the California Electronic Waste Recycling Act of 2003; and/or other similar legislation; each of which as may be amended or updated from time to time.

1.22. “NRE Costs” shall consist of expenses that are agreed upon by the parties in writing and then incurred by Jabil under this Agreement, including design engineering services, testing, fixturing and tooling and other out-of-pocket costs.

1.23. “Packaging and Shipping Specifications” means the packaging and shipping specifications set forth in Schedule 1 and otherwise supplied and/or approved by Company.

1.24. “Person” means any corporation, business entity, natural person, firm, joint venture, limited or general partnership, limited liability entity, limited liability partnership, trust, unincorporated organization, association, government, or any department or agency of any government.

1.25. “Product(s)” means the product(s) manufactured and-assembled by Jabil on behalf of Company under this Agreement as identified in Schedule 1 (or any subsequent Schedule 1 prepared for any product to be manufactured hereunder) including any updates, renewals, modifications or amendments thereto.

1.26. “Proprietary Information and Technology” means software, firmware, hardware, technology and know-how and other proprietary information or intellectual property embodied therein that is known, owned or licensed by and proprietary to either Party and not generally available to the public, including plans, analyses, trade secrets, patent rights, copyrights, trademarks, inventions, fees and pricing information, operating procedures, procedure manuals, processes, methods, computer applications, programs and designs, and any processed or collected data. The failure to label any of the foregoing as “confidential” or “proprietary” shall not mean it is not Proprietary Information and Technology.

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CONFIDENTIAL

1.27. “Specifications” means the technical specifications (including for manufacturing) set forth in Schedule l and otherwise supplied and/or approved by Company, Specifications may be amended from time to time by amendments in the form of written engineering change orders agreed to by the Parties.

1.28. “SOW” means the statement of work for each Product set forth in any Schedule 1 as amended in writing from time to time upon mutual agreement of the Parties.

1.29. “Subsidiary(ies)” means any corporation, partnership, joint venture, limited liability entity, trust, association or other business entity of which a Party or one or more of its Subsidiaries, owns or controls more than 50% of the voting power for the election of directors, managers, partners, trustees or similar parties.

1.30. “Test Procedures” means the testing specifications, standards, procedures and parameters set forth in Schedule 1 and otherwise supplied and/or approved by Company.

1.31. “Unique Components” means those non-standard components or materials procured exclusively for incorporation into the Product.

2. List of Schedules. Statement of Work and/or Specifications.

3. Build Schedule Forecasts. Within ten (10) business days following the execution of this Agreement, Company shall provide Jabil with a Build Schedule Forecast. The Build Schedule Forecast shall be updated by Company, in writing, on at least a monthly basis, Company and Jabil acknowledge and agree that Build Schedule Forecasts do not constitute a binding order or commitment of any kind by Company to purchase Products. Any rescheduling or cancellation of accepted Build Schedules shall be subject to the terms set forth in Section 10.6.

4. Manufacturing Services. Jabil will manufacture, test, configure, assemble, package and ship the Product in accordance with the Specifications and any applicable Build Schedules. Jabil will reply to each proposed Build Schedule that is submitted in accordance with the terms of this Agreement by notifying Company of its acceptance or rejection in writing within three (3) business days of receipt of any proposed Build Schedule; [***] In the event of Jabil’s rejection of a proposed Build Schedule, Jabil’s notice of rejection will specify the basis for such rejection. If Jabil fails to acknowledge a Build Schedule within the ten (10) day notice period above, the Build Schedule will be deemed accepted in accordance with its terms.

4.1. Testing. Jabil will be responsible for testing of the Product in accordance with the Test Procedures as agreed in the Specifications. Company shall be solely responsible for the sufficiency and adequacy of Test Procedures supplied and/or approved by Company.

4.2. Packaging and Shipping. Jabil will package and ship the Product in accordance with Packaging and Shipping Specifications. Company shall be solely responsible for the sufficiency and adequacy of the Packaging and Shipping Specifications and shall hold Jabil harmless for any claim arising therefrom.

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CONFIDENTIAL

4.3. Items to be Supplied by Company. Company shall supply to Jabil, according to the terms and conditions specified herein, Company Proprietary Information and Technology and, if applicable the Loaned Equipment, Components and Unique Components necessary for Jabil to perform the Manufacturing Services. Company will also provide to Jabil all Specifications, Test Procedures, Packaging and Shipping Specifications, Product design drawings, approved vendor listings, material Component descriptions (including approved substitutions), manufacturing process requirements, and any other specifications necessary for Jabil to perform the Manufacturing Services.

4.4. Items to be Supplied by Jabil. Jabil will (i) supply Components and materials as set forth in Section 4.6 below, and (ii) employ the Jabil Manufacturing Process, any required manufacturing technology, manufacturing capacity, labor, transportation logistics, systems and facilities necessary for Jabil to perform the Manufacturing Services.

4.5. Company Inspection. Company shall have the right, upon reasonable advance notice, during normal business hours and at its expense to inspect, review, monitor and oversee the Manufacturing Services, provided that such inspection shall not disrupt Jabil’s normal business operations. Company shall cause each of its employees, agents and representatives who have access to Jabil’s facilities, to maintain, preserve and protect all Proprietary Information and Technology of Jabil and the confidential or proprietary information and technology of Jabil’s other customers.

4.6. Materials Procurement. Jabil will use Commercially Reasonable Efforts to procure Components, per Company’s approved vendor list and bill of material, necessary to fulfill accepted Build Schedules. To the extent Jabil’s procurement of Components from vendors on Company’s approved vendor list requires Jabil to incur costs in addition to the actual cost of procured Components (“Approved Vendor Costs”), Jabil may seek reimbursement for such Approved Vendor Costs in accordance with this Section 4.6. Jabil shall provide a written breakdown any Approved Vendor Costs associated with any Components or other materials set forth in the bil1 of material, and the justification for such Approved Vendor Costs. Company shall pay Jabil for any undisputed Approved Vendor Costs.

4.7. Equitable Adjustment. In the event Jabil’s cost of performance significantly changes due to causes beyond its reasonable control, the parties shall discuss in good faith an equitable adjustment to price and/or schedule on any open Build Schedules. Jabil will provide supporting documentation as may be reasonably requested by Company. Jabil shall continue to perform all of its obligations under this Agreement (including without limitation acceptance of new Build Schedules) in accordance with the terms of this Agreement while such adjustments are being negotiated, until such adjustments are negotiated by the parties in good faith and implemented through written change orders.

4.8. Materials Declaration. Company represents and warrants that the Product is not subject to Materials Declaration Requirements. Where Company notifies Jabil in writing that the Product is subject to Materials Declaration Requirements, Jabil will use Commercially Reasonable Efforts to assist Company in procuring parts, components and/or materials that’ are compliant with Materials Declaration Requirements. However, Company understands and agrees that:

4.8.1 Company is responsible for notifying Jabil in writing of the specific Materials Declaration Requirements that Company determines to be applicable to the Product and shall be solely liable for the adequacy and sufficiency of such determination and information;

4.8.2 Any information regarding Materials Declaration Requirements compliance of parts, components, packaging or materials used in the Products shall come from the relevant supplier. Jabil does not test, certify or otherwise warrant component, part, packaging or materials compliance, on a homogenous material level or any other level, with Materials Declaration Requirements; and

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CONFIDENTIAL

4.8.3 Company is ultimately and solely responsible for compliance with, and for ensuring that any parts, components or materials used in the Products, and the Product itself, are compliant with applicable Materials Declaration Requirements.

Notwithstanding any other provision set forth in this Agreement, including amendments, attachments, or any other document incorporated herein, this Section 4.8 sets forth Jabil’s sole responsibility and liability and Company’s entire remedy from Jabil with respect to Materials Declaration Requirements and any third party claims against Company related to the Materials Declaration Requirements, and that absent this provision, Jabil would not enter this Agreement.

4.9. Product Evaluation. Company shall evaluate each Product to determine if it conforms, in all material respects, to the Specifications, and to determine if it contains any Defects. Company shall give Jabil written notice of any rejection of a Product within ten (10) days following Company’s receipt of such Product (“Evaluation Period”). Such written notice of rejection of a Product shall include a detailed and complete description of Company’s basis for asserting that the Product does not materially conform to the Specifications or contains Defects (“Defect Notice”). If Company fails to provide such Defect Notice to Jabil within the Evaluation Period, such Product shall be deemed to comply with the Specifications and not contain any Defects (provided the foregoing shall in no way limit Jabil’s warranty obligations under Section 5). If Jabil disputes the basis for rejection set forth in a Defect Notice, it shall provide written notice of the same to Company within ten (10) business days following receipt of the Defect Notice (“Notice of Disputed Defect”). Any such dispute shall be resolved by the Parties in accordance with the provisions of Section 2l.13. Any specified times for delivery of such Products set forth herein shall be tolled during the dispute resolution procedure set forth above. If Jabil does not dispute the basis for rejection set forth in a Defect Notice Jabil shall follow its standard return process as set forth in Section 5.2 herein. The evaluation procedures set forth in this Section 4.9 shall apply to any redelivered Product.

5. Warranty & Remedy.

5.1. Jabil Warranty. Jabil warrants (i) that it will manufacture the Products in accordance with IPC-A 610 Class 2 workmanship standard, and (ii) that the Products will conform, in all material respects, to the Specifications, be comprised of new components, and be delivered free of any security interests, liens or encumbrances caused by Jabil. The above warranty shall remain in effect for a period of one (1) year from the date any Product is initially activated by an end-user customer of Company not to exceed 15 months from the date of initial delivery (“Warranty Period”). This warranty is extended to, and may only be enforced by, Company.

5.2. Repair or Replacement of, or Refund for, Defective Product. In accordance with Jabil’s standard return material authorization process and procedure (“RMA”), Jabil will promptly, at Jabil’s election, repair, replace (subject to lead times), or if mutually agreeable, each party acting commercially reasonably, refund to Company an amount equal to the original purchase price paid by Company for, any Product that fails to comply with the warranty set forth in this Section 5 (provided that the Product is received within thirty (30) days following the end of any applicable Warranty Period) (“RMA Product”). If Company desires to return a Product based on a claim of breach of the warranty set forth in this Section 5, Company shall request an RMA number from Jabil. Company shall then consign the alleged defective Product, FOB Jabil’s designated repair facility, and specify the Jabil assigned RMA number. Jabil will analyze any such RMA Product and, if a breach of warranty is found (“Defect”), then Jabil will repair or replace or provide a refund for the RMA Product, as applicable, within twenty (20) business days of receipt by Jabil of the RMA Product and all required associated documentation. In the event a Defect is found, Jabil will reimburse Company for the reasonable cost of transporting the RMA Product to Jabil’s designated repair facility and Jabil will deliver the repaired RMA Product or its replacement, FCA Company’s designated destination. If no such Defect is found, Company shall bear responsibility for all transportation costs to and from Jabil’s designated repair facility. Any replacement Products will be warranted for one year from delivery.

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5.3. Limitation of Warranty. THE REMEDY SET FORTH IN SECTION 5.2 AND 5.6 SHALL CONSTITUTE COMPANY’S SOLE AND EXCLUSIVE REMEDY FOR A BREACH OF THE WARRANTY MADE BY JABIL IN SECTION 5.1. THE WARRANTY SET FORTH IN THIS SECTION 5 IS IN LIEU OF, AND JABIL EXPRESSLY DISCLAIMS, AND COMPANY EXPRESSLY WAIVES, ALL OTHER WARRANTIES AND REPRESENTATIONS OF ANY KIND WHATSOEVER WHETHER EXPRESS, IMPLIED, STATUTORY, ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING COMPLIANCE WITH MATERIALS DECLARATION REQUIREMENTS, ANY COMPONENT WARRANTY, ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR INFRINGEMENT OR MISAPPROPRIATIONS OF ANY RIGHT, TITLE OR INTEREST OF COMPANY OR ANY THIRD PARTY.· COMPANY UNDERSTANDS AND AGREES THAT IT SHALL HAVE FULL AND EXCLUSIVE LIABILITY WITH RESPECT TO ANY PRODUCT DESIGN, WHETHER FOR PRODUCT DESIGN LIABILITY, DAMAGE TO PERSON OR PROPERTY AND/OR INFRINGEMENT OR MISAPPROPRIATION OF THIRD PARTY RIGHTS. NO ORAL OR WRITTEN STATEMENT OR REPRESENTATION BY JABIL, ITS AGENTS OR EMPLOYEES SHALL CONSTITUTE OR CREATE A WARRANTY OR EXPAND THE SCOPE OF ANY WARRANTY HEREUNDER.

5.4. JABIL’S WARRANTY IN SECTION 5.1 SHALL NOT APPLY TO ANY DEFECT IN THE PRODUCT RESULTING FROM THE PRODUCT HAVING BEEN SUBJECTED TO OPERATING AND/OR ENVIRONMENTAL CONDITIONS IN EXCESS OF THE MAXIMUM VALUES ESTABLISHED IN APPLICABLE SPECIFICATIONS OTHER THAN BY JABIL OR AT THE DIRECTION OF JABIL OR ANY DEFECT IN THE PRODUCT RESULTING FROM THE PRODUCT HAVING BEEN THE SUBJECT OF MISHANDLING, ACCIDENT, MISUSE, NEGLECT, IMPROPER TESTING, IMPROPER OR UNAUTHORIZED REPAIR, ALTERATION, DAMAGE, ASSEMBLY, PROCESSING OR ANY OTHER INAPPROPRIATE OR UNAUTHORIZED ACTION OR INACTION OTHER THAN BY JABIL OR AT THE DIRECTION OF JABIL THAT ALTERS PHYSICAL OR ELECTRICAL PROPERTIES.

5.5. ECO Upgrade. RMA’s for engineering change order (ECO) upgrades will also be subject to the RMA process. Jabil will analyze the ECO and provide a per unit upgrade cost and expected completion and delivery date.

5.6. Epidemic Failure. In the event of an Epidemic Failure, either Party will inform the other Party as soon as possible about the event. Jabil will (i) identify the source of the failure; (ii) propose a containment action plan to Company; (iii) as soon thereafter as reasonably possible, propose a corrective action plan. Jabil will implement the proposed corrective action plan immediately upon approval by Company; and if it is determined based on Jabil’s root cause analysis that an Epidemic Failure exists, then the following costs and expenses incurred by Company as a direct result of the Epidemic Failure shall be borne by Jabil: (i) costs of transport between the Jabil facility and Customer facility as directed by Jabil; (ii) costs to re-inspect 100% of the rejected lots of batches/sorting costs; provided responsibility for re-inspection and sorting will be decided by Jabil; [***] not to exceed [***] the amounts received by Jabil for such units.

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6. Limitation of Damages.

EXCEPT WITH REGARD TO ANY INDEMNITIES SET FORTH HEREIN, AND LIABILITY FOR ANY BREACH OF SECTION 13 (CONFIDENTIALITY), UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON OR ENTITY UNDER ANY CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE, OR OTHER LEGAL OR EQUITABLE CLAIM OR THEORY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, LOSS OF GOODWILL OR BUSINESS PROFITS, LOST REVENUE, WORK STOPPAGE, DATA LOSS, COMPUTER FAILURE OR MALFUNCTION, OR EXEMPLARY OR PUNITIVE DAMAGES WHETHER SUCH PARTY WAS INFORMED OR WAS AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE. THE FOREGOING SHALL NOT EXCLUDE OR LIMIT EITHER PARTY’S LIABILITY FOR DEATH OR PERSONAL INJURY RESULTING FROM ITS NEGLIGENCE TO THE EXTENT THAT SUCH LIABILITY CANNOT BY LAW BE LIMITED OR EXCLUDED.

7. Delivery, Risk of Loss and Payment Terms. For purposes of this Agreement delivery shall be FCA (per Incoterms 2010) Jabil’s facility and deemed to have occurred, and all title and risk of loss shall be transferred to Company when Products (or any other items) are tendered to the carrier or forwarder approved by Company. The Fee and Price Schedule will be reviewed by the Parties on a quarterly basis and will be revised consistent with increases or decreases in logistic costs, materials, components, equipment and other costs and expenses applicable to the manufacture of the Product. For any shipments where Jabil acts as an agent in completing the Shipper’s Export Declaration and managing Company’s exports on behalf of Company, where the Company is the exporter of record (Principal Party in Interest—PPI), the Company hereby grants Jabil Power of Attorney to act on its behalf in managing its exports.

7.1. Payment. Company shall pay Jabil all monies when due, including all NRE Costs associated with this Agreement. [***] Payment to Jabil shall be in U.S. dollars and in immediately available funds. Company hereby unconditionally guarantees the payment by any of its subsidiaries or Affiliates or any third parties agreed to by the Parties who place orders under this Agreement to Jabil and/or its Affiliates. Jabil may require Company or its Affiliates to provide financial assurances, such as adjusting payment terms, providing a letter of credit or bank guarantee, or tendering a deposit if Jabil determines, in its reasonable judgment, that Company or Company’s Affiliates are not creditworthy.

7.2. NRE. Any equipment, tooling, component, material or other goods or property, which is purchased by Jabil in order to perform its obligations under this Agreement, shall become the property of Company once Jabil is reimbursed for all NRE Costs due and owing by Company. Jabil shall invoice Company for actual outstanding NRE Costs and other monies due at monthly intervals (or such other intervals as deemed appropriate) during the term of this Agreement and upon cancellation, termination or expiration of this Agreement. Jabil agrees to request advance written approval from Company should resource requirements, and thereby NRE Costs, increase materially relative to estimated NRE Costs initially agreed by the Parties, Upon such request, Jabil shall provide to Company reasonably detailed supporting documentation end/or descriptions of the NRE Costs for which Jabil seeks reimbursement.

7.3. Taxes. Company shall be responsible for all federal, foreign, state and local sales, use, excise and other taxes (except taxes based on Jabil’s income) (“Taxes”) and all foreign agent or brokerage fees, document fees, custom charges and duties arising under this Agreement. Company may provide Jabil a valid exemption certificate or equivalent information acceptable to the relevant taxing authority, in which case, Jabil will not charge or collect the Taxes covered by such certificate. Company will be solely responsible for any Taxes, fines, penalties, and interest to the extent the failure by Jabil to remit such Taxes is due to Jabil’s reliance on any direct pay certificate, or certification of an exemption from Tax or reduced rate of Tax provided by Company.

If Jabil is required to pay any Taxes because of Company’s failure to do so, or because of any other act or omission by Company then Company will reimburse Jabil for the amount of any such payment, plus interest, penalties, and fees, including any attorney’s fees incurred in connection with disputing the imposition and collection of such Taxes.

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7.4. Foreign Currency. It is the intent of both Parties to trade in United States Dollars whenever possible and remain fixed in that currency unless otherwise mutually agreed. For Components and/ or materials that are purchased in a currency other than US dollars or where Jabil production costs are based in non-U.S. dollars due to the manufacturing location (or will move/has moved to a new location), currency impact on pricing and value add services will be reset as part of the quarterly pricing process, unless the Parties have agreed to an alternative pricing cycle (hereafter “FX Period”). In such cases Jabil will include all non-U.S. Dollar based content within cost detail submitted at the time of quote, and the cost will be decreased or increased to reflect currency fluctuations. At every FX Period, Jabil and Company will meet to establish the prices for the next FX Period for Products, Components and/or materials and value add services. The Company and Jabil agree that there will be a currency reconciliation process (hereafter “Currency Process”), reviewed during the FX Period (or QBR, if applicable), for foreign currency gains and losses of outstanding Inventory (Components and/or materials and Products), as well as the value add portion of any services provided, Revaluation of value add services should only be done if such services are invoiced in the same currency as the functional currency for the Facility where manufacturing occurs, except that the Parties shall agree to specific currency and reconciliation process for Products manufactured in, or transferred to a new Facility in, the following countries: Brazil, Vietnam, India, Ukraine, Russia (hereafter “Restricted Currency Countries”). The Restricted Currency Countries may be updated by Jabil from time to time with notice to Company.

(a)	Currency Process:

(i)	On or before the third Monday of each calendar month. Company will inform Jabil about purchase volumes per site for month T+1, +2, +3, and +4 from the forecast as specified in the Agreement.

(ii)

In case Company has not delivered the information as per subsection (a)(i), Jabil shall rely on the information as communicated during previous month/months(s) unless this information has changed and has been communicated to Jabil in writing. Jabil will inform Company on a monthly basis if Company is not conforming to subsection (a)(i),

(b)	Exchange Rate:

The exchange rate against the U.S. Dollar will be established with the applicable foreign currency on the second Thursday of the last month of each calendar quarter of the FX Period (i.e. March, June, September and December) based on the spot exchange rates published in the Wall Street Journal (spot exchange rate at 5 pm EST from source, e.g. New York closing snapshot).

8. Import and Export. Except as otherwise expressly set forth herein, Company shall be responsible for obtaining any required import or export licenses necessary for Jabil to ship Product, including certificates of origin, manufacturer’s affidavits, and U.S. Federal Communications Commission’s identifier, if applicable and any other licenses required under US or foreign law and Company shall be the importer of record. Company agrees that it shall not export, re-export, resell or transfer, or otherwise require Jabil to ship or deliver any Product, assembly, component or any technical data or software which violate any export controls or limitations imposed by the United States or any other governmental authority, or to any country for which an export license or other governmental approval is required at the time of export without first obtaining all necessary licenses and approvals and paying all duties and fees. Company shall provide Jabil with all licenses, certifications, approvals and authorizations in order to permit Jabil to comply with all import and export laws, rules and regulations for the shipment and delivery of the Product. [***] Company shall also be responsible for complying with any legislation or regulations governing the importation of the Product into the country of destination and for payment of any duties thereon.

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9. Design or Repair Services; US Government Contracts. In the event that the Parties agree that Jabil will provide design or repair (i.e., out of warranty) services for Company, or U.S. government subcontract services for Company, or services related to or for export controlled products (e.g. International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations (EAR) the terms and conditions of such services shall be set forth in a separate, mutually agreed written agreement prior to the commencement of any such services. No FAR, DFAR, or any other FAR Supplement clauses shall be applicable to this Agreement. If Company requires Jabil to perform any of the foregoing services prior to execution of a separate agreement, Jabil’s services will be provided “as is” and Company shall be fully responsible for any claims or liability arising from such services and corresponding deliverables or products.

10. Change Orders, Rescheduling and Cancellation, Safety Stock.

10.1. Changes to Manufacturing Services, Packaging and Shipping Specifications and Test Procedures. Company may, in writing, request a change to the Manufacturing Services, Packaging and Shipping Specifications and Test Procedures at any time. Jabil will analyze the requested change and provide Company with an assessment in writing of the effect that the requested change will have on cost, manufacturing, scheduling, delivery and implementation. Company will be responsible for all costs associated with any accepted changes. Any such change shall be documented in a written change order and shall become effective only upon mutual written agreement of both Parties to the terms and conditions of such change order, including changes in time required for performance, cost and applicable delivery schedules.

10.2. Production Increases. Company may, in writing, request increases in production volume of Product for an outstanding Build Schedule at any time. Jabil will analyze the request and determine if it can meet the requested increase within the required Lead-time. If Jabil can satisfy the requested increase it will provide Company with a new Build Schedule setting forth the expected delivery date of the changed order. If Jabil is unable to satisfy or comply with Company’s requested increase in production volume within the requested time frame for delivery, Jabil will provide the reasons preventing Jabil from satisfying the requested increase in writing within five (5) business days after receipt of Company’s request. Any such change shall be documented in a written change order and shall become effective only upon mutual written agreement of both Parties to the terms and conditions of such change order, including changes in time required for performance, cost and applicable delivery schedules.

10.3. Product Configuration Changes and Engineering Changes. Company may request configuration or engineering changes to Product in writing at any time. Jabil will analyze the request and determine if it can meet the requested changes within the required Lead-time. If Jabil can satisfy the requested change it will provide Company within five (5) business days after receipt of the configuration or engineering request notice, a written notice of acceptance of the requested changes along with any additional costs and expected changes to delivery schedules. If Jabil is unable to satisfy or comply with Company’s requested changes within the requested time frame for delivery, Jabil will provide the reasons preventing Jabil from satisfying the requested increase in writing within five (5) business days after receipt of Company’s request. Any such change shall be documented in writing and shall become effective only upon mutual written agreement of both Parties of the terms and conditions of such change, including changes in time required for performance, cost (including cost of materials on hand or on order in accordance with original Build Schedule) and applicable delivery schedules.

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10.4. Treatment of Obsolete/End-of-Life Material. Upon receiving notice from Company of an engineering change or that any Product, component or assembly has become obsolete or has reached end-of-life Jabil will, within a reasonable period after receiving such notice, provide Company with an analysis in writing of Company’s liability to Jabil for components and materials acquired or scheduled to be acquired to manufacture such Product in accordance with a Build Schedule or Build Schedule Forecast. Company’s liability shall include the price of finished Product and Jabil’s costs (including cancellation fees and charges) of work in progress, safety stock components and materials and components and materials on hand or on order within applicable Lead-times. Jabil will use Commercially Reasonable Efforts to assist Company in minimizing Company’s liability, including by taking the following steps:

•	As soon as is commercially practical reduce or cancel component and material orders to the extent contractually permitted,

•	Return all components and materials to the extent contractually permitted,

•	Make all Commercially Reasonable Efforts to sell components and materials to third parties.

•	Assist Company to determine whether current work in progress should be completed, scrapped or shipped “as is”.

10.5. Safety Stock. Jabil and Company agree that safety stock (including components, sub-assemblies and finished goods inventory) may be required to be held at Jabil for flexibility in certain circumstances. When appropriate, the Parties agree to establish, and Jabil agrees to hold in inventory, safety stock at mutually agreed upon levels. Company shall be liable for safety stock mutually agreed upon and placed in inventory at Jabil, The Parties will review safety stock levels on at least a quarterly basis and will develop plans to resolve the issues creating the need for safety stock and remove the safety stock as soon as possible.

10.6. Rescheduled Delivery and Cancellation of Orders. Company may request Jabil to reschedule the delivery date for Product(s) and cancel pending orders in accordance with this Section 10.6. The charges to Company for deferring or accelerating delivery of an order (rescheduled) or cancellation of an order are outlined below:

Days Prior to Delivery Date	Reschedule Terms	Cancellation Liability
0-30 Days	Company may not reschedule an order within 30 days of the delivery date without payment in full for the order.	Company may not cancel an order to be delivered within 30 days of the applicable delivery date without payment to Jabil in full for the order.
31-60 Days from original deli very date	Company may reschedule the delivery of up to 20% of an order without additional liability provided that such rescheduled order is rescheduled to be delivered within thirty (30) days of the original delivery date.	Company will be charged 100% of Jabil’s incurred costs for any order cancelled more than 30 and up to 60 days from the applicable delivery date.

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Days Prior to Delivery Date	Reschedule Terms	Cancellation Liability
61-90 days from original delivery date	Company may reschedule delivery of Company will be charged 100% up to 50% of an order without of Jabil’s incurred costs for any additional liability provided that such order cancelled more than 60 and rescheduled order is rescheduled to be up to 90 days from the applicable delivered within thirty (30) days of delivery date.	Company will be charged 100% of Jabil’s incurred costs for any order cancelled more than 60 and up to 90 days from the applicable delivery date.
90 days and beyond from original delivery date	Company may reschedule 100% of an order without additional liability	Company will be charged no fees for any order cancelled more than 90 days prior to the applicable delivery date.

In addition to the charges set forth above, Company shall be responsible for all inventory storage costs resulting from a reschedule or cancellation. Such inventory storage costs shall be billed on a monthly basis plus an interest rate of one and one-quarter percent (1.25%) per month, and shall be applied to the inventory applicable to the rescheduled or cancelled order. Reschedules in excess of the maximum deferred quantity or period (set forth above) will be considered cancellations and subject to applicable cancellation charges. In addition to the charges and costs set forth above, Company shall also be liable for the depreciation (determined in accordance with U.S. Generally Accepted Accounting Principles) for the period of time any piece of Jabil’s equipment is idle as a result of the reschedule or cancellation for up to six months from the date of termination or cancellation. [***]

10.7. Cost Savings. After a minimum of 1,000,000 of Products have been manufactured, Jabil and Company will collaborate using Commercially Reasonable Efforts to identify cost savings for the price to manufacture Company’s Product. The Parties will agree on the implementation of any proposed cost savings measures. [***]

[***]

11. Term. The term of this Agreement shall begin on the Effective Date and shall continue thereafter for a period of five (5) years, or until terminated in accordance with Section 12 (Termination). Notwithstanding the foregoing, Sections 5, 6, 7, 8, 11, 12.4, 12.5, 12.6, 13, 14, 16, 17, 18, 19 and 21 herein shall survive the expiration, cancellation or termination of this Agreement.

12. Termination and Termination Charges.

This Agreement may be terminated as follows:

12.1. Termination for Convenience. This Agreement may be terminated at any time upon the mutual written consent of the Parties or upon the date for termination set forth in a written notice given by one Party to the other not less than [***]

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12.2. Termination for Cause. Either Party may terminate this Agreement based on the material breach by the other Party of the terms of this Agreement, provided that the Party alleged to be in material breach receives written notice setting forth the nature of the breach at least thirty (30) days prior to the intended termination date. During such time the Party in material breach may cure the alleged breach and if such breach is cured within such thirty (30) day period, no termination will occur and this Agreement will continue in accordance with its terms. If such breach shall not have been cured, termination shall occur upon the termination date set forth in such notice.

12.3. Termination for Bankruptcy/Insolvency. Either Party may terminate this Agreement by written notice to the other Party, effective immediately upon receipt, upon the happening of any of the following events with respect to a Party:

12.3.1 The appointment of a receiver or custodian to take possession of any or all of the assets of the other Party, or should the other Party make an assignment for the benefit of creditors, or should there be an attachment, execution, or other judicial seizure of all or a substantial portion of the other Party’s assets, and such attachment, execution or seizure is not discharged within sixty (60) days,

12.3.2 The other Party becomes a debtor, either voluntarily or involuntarily, under Title 11 of the United States Code or any other similar law and, in the case of an involuntary proceeding, such proceeding is not dismissed within sixty (60) days of the date of filing.

12.3.3 The liquidation, dissolution or winding up of the other Party whether voluntarily, by operation of law or otherwise.

12.4. Termination Consequences. If this Agreement is terminated for any reason, (i) Company shall not be excused from performing its obligations under this Agreement with respect to payment for all monies due Jabil hereunder including fees, costs and expenses incurred by Jabil up to and including the Termination Effective Date and (ii) the parties shall not be excused from performing their respective obligations under this Agreement with respect to Build Schedules in effect on the Termination Effective Date, except that in the case of termination under Section 12.2, the terminating party may elect whether obligations under Build Schedules will remain in effect.

12.5. Termination Charges. Upon termination, expiration or cancellation of this Agreement for any reason, Jabil shall submit to Company Jabil’s invoices for termination charges within 60 days from the effective date of such termination as set forth below. Jabil’s invoice for such charges shall be based upon costs incurred by Jabil up to the date of termination, expiration or cancellation (“Termination Effective Date”) and shall also include the following: (i) costs accrued after the Termination Effective Date but resulting from such termination, expiration or cancellation; and (ii) the depreciation expense on all equipment used to manufacture Product purchased by Jabil specifically for the manufacture, test, design, or packaging of Product that remains idle due to such termination for up to six months from the date of the Termination Effective Date in accordance with U.S. Generally Accepted Accounting Principles. Jabil will provide to Company all information reasonably necessary to confirm the costs and expenses sustained by Jabil due to termination. Company’s obligations to pay termination charges under this Section 12.5 are subject to Jabil’s obligations to mitigate under Section 12.6. To the extent that Jabil cannot mitigate its costs as set forth in Section 12.6, Company’s obligation shall be to pay the termination charges claimed by Jabil as follows:

12.5.1 The applicable price for the Product of which Jabil has completed manufacture prior to the Termination Effective Date pursuant to an accepted Build Schedule for which payment has not been made (to be delivered to Company promptly upon payment);

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12.5.2 Reimbursements for material acquisition costs, costs of components, and costs of subassemblies and work in process at the time of the Termination Effective Date which were purchased or ordered pursuant to Build Schedules accepted by Jabil prior to the Termination Effective Date;

12.5.3 Jabil’s reasonable cancellation costs incurred for components, materials and subcontracted items that Jabil had on order on behalf of Company on the Termination Effective Date pursuant to Build Schedules accepted by Jabil;

12.5.4 Jabil’s depreciated cost of equipment or tooling purchased by Jabil specifically for the manufacture, test, design, or packaging of Product. All equipment or tooling for which Company shall have paid 100% of Jabil’s incurred cost (less depreciation) shall be held by Jabil for Company’s account and Company may arrange for its acquisition of them on AS-IS, WHERE-IS basis.

12.6. Duty to Mitigate Costs. Both Parties shall, in good faith, undertake Commercially Reasonable Efforts to mitigate the costs of termination, expiration or cancellation. Jabil shall make Commercially Reasonable Efforts to cancel all applicable component and material purchase orders and reduce component inventory through return for credit programs or allocate such components and materials for alternate Company programs if applicable, or other customer orders provided the same can be used within ninety (90) days of the termination date.

13. Confidentiality.

13.1. Confidentiality Obligations. In order to protect both Parties’ Proprietary Information and Technology the Parties agree that each Party shall use the same degree of care, but no less than a reasonable degree of care, as such Party uses with respect to its own similar information to protect the Proprietary Information and Technology of the other Party and to prevent any use of Proprietary Information and Technology other than for the purposes of this Agreement. This Section 13 imposes no obligation upon a Party with respect to Proprietary Information and Technology which (a) was known to such Party before receipt from the disclosing Party; (b) is or becomes publicly available through no fault of the receiving Party; (c) is rightfully received by the receiving Party from a third party without a duty of confidentiality; (d) is disclosed by the disclosing Party to a third party without imposing a duty of confidentiality on the third party; (e) is independently developed by the receiving Party without a breach of this Agreement; or (f) is disclosed by the receiving Party with the disclosing Party’s prior written approval. If a Party is required by a government body or court of law to disclose Proprietary Information and Technology, this Agreement or any portion hereof, then such Party agrees to give the other Party reasonable advance notice so that the other Party may seek a protective order or otherwise contest the disclosure.

13.2. Employees, Agents and Representatives. The receiving Party shall only permit access to Proprietary Information and Technology to those of the receiving Party’s employees, agents and representatives who (a) have a need to know such information, (b) have been advised by the receiving Party of the receiving Party’s obligations under this Agreement, and (c) are contractually or legally bound by obligations of no nondisclosure and non-use at least as stringent as those contained herein. Each Party represents and warrants to the other that it has adopted policies and procedures with respect to the receipt and disclosure of confidential or proprietary information, such as the Proprietary Information and Technology with its employees, agents and representatives. The receiving Party represents warrants and covenants to the disclosing Party that the receiving Party will cause each of its employees, agents and representatives to maintain and protect the confidentiality of the Proprietary Information and Technology. The failure of any employee, agent or representative of the receiving Party to comply with the terms and conditions of this Section 13 shall be considered a breach of this Agreement by the receiving Party.

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13.3. Term and Enforcement. The confidentiality obligation set forth in this Agreement shall be observed during the term of the Agreement and for a period of four (4) years following the termination of this Agreement. Each Party acknowledges that a breach of any of the terms of this Section 13 may cause the non-breaching Party irreparable damage, for which the award of damages would not be adequate compensation. Consequently, the non-breaching Party may institute an action to enjoin the breaching Party from any and all acts in violation of those provisions, which remedy shall be cumulative and not exclusive, and shall be in addition to any other relief to which the non-breaching Party may be entitled at law or in equity. Such remedy shall not be subject to the arbitration provisions set forth in Section 21.13.

13.4. Return of Proprietary Information and Technology. Upon the termination, cancellation or expiration of this Agreement, the receiving Party shall, upon the disclosing Party’s written request, return all Proprietary Information and Technology (including all copies thereof), to the disclosing Party, or at the disclosing Party’s instruction, destroy such Proprietary Information and Technology.

14. Intellectual Property Rights; Assignment.

14.1. Jabil Existing Intellectual Property. Each Party shall retain all right, title and ownership to its respective Existing Intellectual Property. Subject to full payment of all monies due and owing under this Agreement, to the extent any Jabil Existing Intellectual Property is incorporated into a Product, Jabil grants to Company a worldwide, perpetual, irrevocable, non-exclusive, fully paid-up, royalty free, non-transferrable, non-sublicensable right and license under such incorporated Jabil Existing Intellectual Property only insofar as is reasonably required for Company to make or have made, use, sell, offer for sale, test or distribute the Product and/or any modified, enhanced or follow-on versions thereof; provided however, that no license or other rights to Jabil Manufacturing Process shall be granted hereunder.

14.2. Jabil Created Intellectual Property. [***] Company hereby grants to Jabil a worldwide, non-exclusive, irrevocable, fully paid-up, royalty-free right and license in and to the Jabil Created Intellectual Property [***]

14.3. Company Intellectual Property. Company grants to Jabil a worldwide, non-exclusive, fully paid-up, royalty-free, non-transferable, non-sublicensable right and license under the Company Proprietary Information and Technology for the purpose of allowing Jabil to perform its obligations under this Agreement, including exhausting inventory (and planned and existing work in progress) that relates to Manufacturing Services under this Agreement.

14.4. The Parties expressly acknowledge and agree that: (i) the licenses granted under Section 14 are subject to Section 365(n) of the United States Bankruptcy Code as a license of “Intellectual Property” and shall be deemed to be, and construed as, a license for the purpose of application of Section 365 of the United States Bankruptcy Code; and (ii) if a case under the United States Bankruptcy Code is filed by or against a Party providing the license (hereafter “Licensor”) or any of its Affiliates, and in that case this Agreement is rejected pursuant to Section 365 of the United States Bankruptcy Code, then the licensee may exercise all rights provided by 365(n), including the right to retain its rights and the full benefits under Its license with respect to the license grants under this Section 14. Licensor hereby expressly further acknowledges and agrees that neither it as the debtor-in-possession in any bankruptcy proceeding, any trustee in bankruptcy, or any successor of Licensor shall challenge the characterization of the license granted hereunder as a license of “Intellectual Property” for the purpose of application of Section 365(n) of the United States Bankruptcy Code.

14.5. To avoid doubt, Company is responsible for obtaining any third party licenses necessary for the Products.

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15. Intentionally Deleted.

16. Indemnification.

16.1. Company. Company represents and warrants that it has no knowledge of infringement or misappropriation of any patent, trademark and copyright or any potential infringement claims with respect to the Product. Company agrees to indemnify, defend and hold Jabil and its employees, Subsidiaries, Affiliates, successors and assigns harmless from and against all claims, damages payable to third parties, costs and expenses, including reasonable attorneys’ fees, arising from any third party claims (“Claims”) asserted against Jabil and its employees, Subsidiaries, Affiliates, successors and assigns, to the extent based on any of the following (but excluding any claims covered by Section 16.2): (a) Product, Specifications, Company Proprietary Information and Technology, or any information, technology and processes supplied and/or required in writing (including by email) by Company of Jabil; (b) actual or alleged noncompliance with Materials Declaration Requirements; (c) that any item in subsection (a) infringes or violates any patent, copyright or other intellectual property right of a third party, and (d) design or product liability alleging that any item in subsection (a) has caused or will in the future cause damages of any kind.

16.2. By Jabil. Jabil agrees to indemnify, defend and hold harmless Company and its employees, subsidiaries, affiliates, successors and assigns from and against all claims, damages, losses, costs and expenses, including reasonable attorneys’ fees, recovered by third parties, arising from any third party claims asserted against Company and its employees, subsidiaries, affiliates, successors and assigns to the extent based on (i) an allegation that the manufacturing process(es) supplied and used by Jabil hereunder infringe or violate any patent, copyright or other intellectual property right of a third party; [***]

16.3. Procedural Requirements. An indemnified party will provide the indemnifying party prompt written notice of all Claims and threats thereof, sole control of all defense and settlement activities, and all reasonably requested assistance with respect thereto. An indemnified party may employ counsel, at its own expense to assist the indemnifying party with respect to any such Claims, provided that if such counsel is necessary because of a conflict of interest with the indemnifying party or its counsel or because such party does not assume control of the defense of a Claim for which it is obligated to indemnify hereunder, the indemnifying party shall bear such expense. The indemnifying party shall not enter into any settlement that affects the other party’s rights or interests without its prior written approval, which shall not be unreasonably withheld.

17. Relationship of Parties. Jabil shall perform its obligations hereunder as an independent contractor. Nothing contained herein shall be construed to imply a partnership or joint venture relationship between the Parties. The Parties shall not be entitled to create any obligations on behalf of the other Party, except as expressly contemplated by this Agreement. The Parties will not enter into any contracts with third parties in the name of the other Party without the prior written consent of the other Party. Each Party will perform its obligations hereunder in compliance with the United States Foreign Corrupt Practices Act (FCPA) and the UK Bribery Act.

18. Insurance. Each Party will keep its business and properties insured at all times against such risks for which insurance is usually maintained by reasonably prudent Persons engaged in a similar business (including insurance for hazards and insurance against liability on account of damage to Persons or property and insurance under all applicable workers’ compensation laws). The insurance maintained shall be in such monies and with such limits and deductibles usually carried by Persons engaged in the same or a similar business. In support of its indemnification obligations, Company shall name Jabil as an additional insured on its General Liability, Automobile and Worker’s Compensation insurance policies and agrees that such insurance shall respond as primary and noncontributory with any insurance held by Jabil. Nothing herein regarding insurance either limits or increases Company’s indemnification to Jabil. Certificates of Insurance shall be provided within thirty (30) days of the execution of this agreement and annually thereafter on the anniversary date of this agreement.

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19. Publicity. Without the consent of the other Party, neither Party shall refer to this Agreement in any publicity or advertising or disclose to any third party any of the terms of this Agreement. Notwithstanding the foregoing, neither Party will be prevented from, at any time, furnishing any information to any governmental or regulatory authority, including the United States Securities and Exchange Commission or any other foreign stock exchange regulatory authority, that it is by law, regulation, rule or other legal process obligated to disclose, so long as the other Party is given advance written notice of such disclosure pursuant to Section 13.1. A Party may disclose the existence of this Agreement and its terms to its attorneys and accountants, suppliers, customers and others only to the extent necessary to perform its obligations and enforce its rights hereunder. [***]

20. Force Majeure. Neither Party will be liable for any delay in performing, or for failing to perform, its obligations under this Agreement (other than the payment of money) resulting from any cause beyond its reasonable control including, acts of God; blackouts; power failures; inclement weather; fire; explosions; floods; hurricanes; typhoons; tornadoes; earthquakes; epidemics; strikes; work stoppages; labor, component or material shortages; slowdowns; industrial disputes; sabotage; accidents; destruction of production facilities; riots or civil disturbances; acts of government or governmental agencies, including changes in law or regulations that materially and adversely impact the Party, and U.S. Government priority orders or contracts; provided that the Party affected by such event promptly notifies (in no event more than ten (10) business days of discovery of the event) the other Party of the event. If a the event giving rise to the delays caused by the force majeure conditions are not cured within sixty (60) days of the force majeure event, then either Party may immediately terminate this Agreement Termination of this Agreement pursuant to this Section 20 shall not affect Company’s obligation to pay Jabil, as set forth herein.

21. Miscellaneous.

21.1. Notices. All notices, demands and other communications made hereunder shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid), by facsimile or EDI (with telephone confirmation) addressed to the respective Parties at the following addresses:

Notice to Jabil:	Jabil Circuit, Inc.
10560 Dr. M.L. King Jr. Street North
St. Petersburg, FL 33716
Facsimile:(____)
Attn:

with a copy to:	Jabil Circuit, Inc.
10560 Dr. M.L. King Jr. Street North
St. Petersburg, FL 33716
Facsimile: (727) 803-3415
Attn: General Counsel

Notice to Company:	Tile, Inc.
2121 S. El Camino Real, Suite 900
San Mateo, CA 94403

Attn: Chief Financial Officer

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with a copy to:	Tile, Inc.
2121 S. El Camino Real, Suite 900
San Mateo, CA 94403

Attn: Director, Manufacturing Operations

21.2. Attorneys’ Fees and Costs. In the event that attorneys’ fees or other costs are incurred to enforce payment or performance of any obligation, agreement or covenant between the Parties or to establish damages for the breach of any obligation, agreement or covenant under this Agreement, or to obtain any other appropriate relief under this Agreement, whether by way of prosecution or defense, the prevailing Party shall be entitled to recover from the other Party its reasonable attorneys’ fees and costs, including any appellate fees and the costs, fees and expenses incurred to enforce or collect such judgment or award and any other relief granted.

21.3. Amendment. No course of dealing between the Parties hereto shall be effective to amend, modify, or change any provision of this Agreement. This Agreement may not be amended, modified, or changed in any respect except by an agreement in writing signed by the Party against whom such change is to be enforced. The Parties may, subject to the provisions of this Section 21.3, from time to time, enter into supplemental written agreements for the purpose of adding any provisions to this Agreement or changing in any manner the rights and obligations of the Parties under this Agreement or any Schedule hereto. Any such supplemental written agreement executed by the Parties shall be binding upon the Parties.

21.4. Partial Invalidity. Whenever possible, each provision of this Agreement shall be interpreted in such a way as to be effective and valid under applicable law. If a provision is prohibited by or invalid under applicable law, it shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

21.5. Monies. All references to monies in this Agreement shall be deemed to mean lawful monies of the United States of America,

21.6. Entire Agreement. This Agreement, the Schedules and any addenda attached hereto or referenced herein, constitute the complete and exclusive statement of the agreement of the Parties with respect to the subject matter of this Agreement, and replace and supersede all prior agreements and negotiations by and between the Parties. Each Party acknowledges and agrees that no agreements, representations, warranties or collateral promises or inducements have been made by any Party to this Agreement except as expressly set forth herein or in the Schedules and any addenda attached hereto or referenced herein, and that it has not relied upon arty other agreement or document, or any verbal statement or act in executing this Agreement. These acknowledgments and agreements are contractual and not mere recitals. In the event of any inconsistency between the provisions of this Agreement and any Schedule and any addenda attached hereto or referenced herein, the provisions of this Agreement shall prevail unless expressly stipulated otherwise, in writing executed by the Parties. Pre-printed language on each Party’s forms, including purchase orders, shall not constitute part of this Agreement and shall be deemed unenforceable.

21.7. Binding Effect. This Agreement shall be binding on the Parties and their successors and assigns; provided, however, that neither Party shall assign, delegate or transfer, in whole or in part, this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Party; provided that, either party may, without consent, assign this Agreement to a successor in connection with a merger, consolidation or sale of all or substantially all of its business or assets subject to the successor in interest agreeing to fully assume all obligations of the assigning Party under this Agreement. Any purported assignment without such consent shall be null and void, Notwithstanding the foregoing, Jabil shall have the right to assign its rights to receive monies hereunder without the prior written consent of Company.

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21.8. Waiver. Waiver by either Party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or a waiver of any other breach of the same or any other provision of this Agreement.

21.9. Captions. The captions contained in this Agreement are inserted only as a matter of convenience or reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

21.10. Construction. Since both Parties have engaged in the drafting of this Agreement, no presumption of construction against any Party shall apply. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

21.11. Section References. All references to Sections or Schedules shall be deemed to be references to Sections of this Agreement and Schedules attached to this Agreement, except to the extent that any such reference specifically refers to another document. All references to Sections shall be deemed to also refer to all subsections of such Sections, if any.

21.12. Business Day. If any time period set forth in this Agreement expires upon a Saturday, Sunday or U.S. national; legal or bank holiday, such period shall be extended to and through the next succeeding business day.

21.13. Dispute Resolution.

21.13.1 The Parties shall use good faith efforts to resolve disputes, within twenty (20) business days of notice of such dispute. Such efforts shall include escalation of such dispute to the corporate officer level of each Party.

21.13.2 Except as set forth in Section 13 if the Parties cannot resolve any such dispute within said twenty (20) business day period, the matter shall be submitted to arbitration for resolution, Arbitration will be initiated by filing a demand at the New York, New York regional office of the American Arbitration Association (“AAA”).

21.13.3 Disputes will be heard and determined by a panel of three arbitrators appointed in accordance with AAA Rules. All arbitrators must have significant experience in resolving disputes involving electronic manufacturing and design services,

21.13.4 Within fifteen (15) business days following the selection of the arbitrator, the Parties shall present their claims to the arbitrator for determination. Within ten (10) business days of the presentation of the claims of the Parties to the arbitrator, the arbitrator shall issue a written opinion. To the extent the matters in dispute are provided for in whole or in part in this Agreement, the arbitrator shall be bound to follow such provisions to the extent applicable, In the absence of fraud, gross misconduct or an error in law appearing on the face of the determination, order or award issued by the arbitrator, the written decision of the arbitrator shall be final and binding upon the Parties. The prevailing Party in the arbitration proceeding shall be entitled to recover its reasonable attorneys’ fees, costs and expenses including travel-related expenses. Notwithstanding the foregoing, claims for injunctive or other equitable relief for IP infringement or breach of confidentiality may be brought by either party, immediately at any time, before any court of competent jurisdiction.

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21.13.5 Nothing contained in this Agreement (including, without limitation, the preceding Sections 21.13.1 through 21.13.4) shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any discussions between the Parties or any arbitration proceeding.

21.14. Other Documents. The Parties shall take all such actions and execute all such documents that may be necessary to carry out the purposes of this Agreement, whether or not specifically provided for in this Agreement.

21.15. Counterparts. This Agreement may be executed by facsimile and delivered in one or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to be one agreement.

21.16. Governing Law and Jurisdiction. This Agreement and the interpretation of its terms shall be governed by the laws of the State of New York, without application of conflicts of law principles. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. The Parties hereby agree that the State and Federal Courts with exclusive jurisdiction over disputes shall be located in New York County, New York.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

TILE, INC.		JABIL CIRCUIT, INC.

By:	/s/ David Cooper	By:	/s/ Ram Dornaca
	Signature		Signature

Name:	David Cooper	Name:	Ram Dornaca
	(Print)		(Print)

Title:	CFO	Title:	Sr. Business Unit Director

Date:	March 8, 2017	Date:	3/8/2017

JABIL CIRCUIT (SINGAPORE) PTE,LTD.

		By:	/s/ Steven Hodot
Signature

		Name:	Steven Hodot
(Print)

		Title:	SVP Jabil

		Date:	14 March 2017

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CONFIDENTIAL

SCHEDULE 1

TO MANUFACTURING SERVICES AGREEMENT

BETWEEN JABIL AND COMPANY

STATEMENT OF WORK AND/OR SPECIFICATIONS

•	Product Description:

•	Specifications:

•	NRE Costs:

•	Components and Materials Requirements:

•	Test Procedures

•	Packaging and Shipping Specifications

•	Component Suppliers:

Page 22	Manufacturing Services Agreement